Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Crinetics Pharmaceuticals, Inc. (the “Company”) and James Hassard (“Employee”) (Employee and the Company collectively, the “Parties”).

Whereas, Employee was employed by the Company as its Chief Commercial Officer;

Whereas, the Company and Employee are parties to an Employment Agreement dated February 16, 2022 (the “Employment Agreement”);

Whereas, Employee’s employment with the Company has been terminated without Cause (as defined in the Employment Agreement) pursuant to Sections 5.2 and 5.5, effective on October 14, 2024 (“Separation Date”);

Whereas, Employee has agreed to provide services to the Company after the Separation Date as a consultant, governed by the Transition and Consulting Agreement;

NOW THEREFORE, in consideration of the representations, promises, covenants, agreements and acknowledgments made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Separation Benefits.

Subject to the Employee’s satisfaction of the conditions and requirements set forth in Section 5 of the Employment Agreement, including but not limited to Employee’s execution and non-revocation of this Agreement and Employee’s compliance with his obligations under this Agreement and continuing obligations under his Employment Agreement, the Company will provide to Employee the following in accordance with Section 5.2 of the Employment Agreement (collectively, the “Separation Benefits”):

(a) The Company shall pay to Employee the gross amount of $348,750, less applicable taxes and withholdings, equivalent to nine (9) months of Employee’s Base Salary during the year 2024 (the “Severance Payment”). The Severance Payment shall be paid in a lump sum within 60 days after the Effective Date.

(b) The Company shall pay to Employee the gross amount of $147,250, less applicable taxes and withholdings, equal to the product of (i) the Target Bonus (as defined in Section 4.2 of the Employment Agreement) and (ii) a fraction, the numerator of which is the number of days Employee was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than three-and-a-half (3 1/2) months following December 31, 2024.

(c) If Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee’s eligible dependents (the “COBRA Benefit”). Such reimbursement shall be paid to Employee on the first of the month immediately following the month in which Employee timely remits the premium payment. Employee shall be eligible to receive such reimbursement until the earliest of: (i) the nine-month anniversary of the Separation Date; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Employee receives substantially similar coverage from another employer or other source.

(d) Employee shall continue to vest in the stock options and time-based equity awards previously granted to Employee under the Company’s 2018 Incentive Award Plan (the “2018 Plan”) through January 15, 2025 as set forth in more detail in Schedule I attached hereto. Such awards will be administered in accordance with the terms of their respective plan and award documents and the termination of employment provisions under Section 5.2 of the Employment Agreement.

(e) Employee shall not be entitled to the Separation Benefits in (a)-(d) above, or any portion thereof, unless this Agreement has become effective and enforceable in accordance with its terms. The Company’s payment of the Separation Benefits, subject to the terms and conditions of this Section 1, shall discharge all severance obligations of the Company under the Employment Agreement.

2. General Release and Covenant Not to Sue.

(a) Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges, and covenants not to sue the Company and its respective parents, subsidiaries, and affiliates, and each of their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and/or affiliates (collectively, the “Company Releasees”), for and from any and all federal, state, or local laws, regulations, ordinances, claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, including, but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, or arising out of or related to Employee’s employment with or separation of employment from the Company, including but not limited to, wrongful discharge, constructive discharge, defamation, emotional distress, discrimination, harassment, retaliation, or failure to accommodate, misrepresentation, and/or obligations arising out of the Company’s policies or practices, employee handbooks, and/or statements by any employee or agent of any Company Releasee (whether oral or written), claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, as amended, 42 U.S.C. § 12101 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1871, 42 U.S.C. § 1985; the Immigration Reform and Control Act, as amended, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq; the Workers Adjustment and Retraining Notification Act, 29 U.S.C.A. §§ 2101 et seq.; the California Business & Professions Code; California Labor Code; California Fair Employment and Housing Act; California Family Rights Act; California Parental Leave law; California Labor Code; applicable California Wage Order(s); all as amended, and all other federal, state, and local laws relating to employment or termination of employment that may be legally waived or released; and any agreements between Employee and any of the Company Releasees, if any (collectively the “Released Claims”), from the beginning of time through the date on which Employee signs this Agreement. Notwithstanding anything herein to the contrary, the general release of claims in this Section does not extend any rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights Employee might have under federal and/or state law.

Notwithstanding the above, this General Release does not waive or release: (i) any claims arising after Employee signs this Agreement, including any claim for breach of this Agreement; or (ii) any vested benefits in the Company’s 2018 Plan as outlined in Schedule 1 attached hereto, the rights of which are governed by the terms of the plan; or (iii) any claims that cannot be legally waived or released as a matter of law, such as filing a claim for unemployment insurance benefits. This General Release also does not prevent Employee from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental agency or commission (“Government Agencies”). However, to the fullest extent permitted by law, Employee agrees that Employee is waiving the right to monetary damages or other equitable or monetary relief as a result of any charge, complaint, investigation, or proceeding, with the exception that Employee may receive money properly awarded by the U.S. Securities and Exchange Commission (“SEC”) as a reward for providing information to that agency.

(b) Waiver of Unknown Claims—Section 1542 Acknowledgement. Employee acknowledges that Employee has been advised of California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee agrees that Employee is waiving any and all rights Employee may have under California Civil Code Section 1542 with respect to the general release of claims in Section 2 of this Agreement. In connection with this waiver, Employee acknowledges that Employee may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which Employee may now know or believe to be true, with respect to the claims released pursuant to Section 2. Nevertheless, Employee intends to and does by this Agreement release, fully, finally and forever, in the manner described in Section 2, all such claims as provided therein. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.

3. Representations & Warranties.

(a) Employee represents and warrants that Employee has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Company Releasees and has no knowledge that (i) any such legal action or administrative proceeding has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity.

(b) Employee represents and warrants that Employee has not assigned, transferred, sold, or hypothecated any of the Released Claims.

(c) Employee represents and warrants that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, equity, vacation time, paid leave, or any other benefits Employee has earned through the Separation Date.

(d) Employee represents and warrants that Employee has been granted all leave (paid or unpaid) to which Employee was entitled under the federal Family and Medical Leave Act, or related state law, and that Employee has not been discriminated or retaliated against due to Employee’s exercise of rights, if any, under the federal Family and Medical Leave Act, or related state law. Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not been made the subject of a written report to the Company.

(e) Employee represents and warrants that Employee has not divulged any Confidential Information of the Company or any of the other Company Releasees without the Company’s or the other Company Releasees’ consent.

(f) Employee understands and agrees that:

(i) The payment(s) and benefits to Employee pursuant to this Agreement constitute special separation benefits that the Company is providing in its discretion due to Employee’s unique circumstances and that Employee is not otherwise entitled to receive;

(ii) No rights or claims are released or waived that might arise after Employee signs this Agreement; and

(iii) Employee is advised of Employee’s right to consult with an attorney before signing this Agreement.

4. No Admission of Liability.

This Agreement is not intended to be, and shall not be construed as, any admission of liability or wrongdoing of any kind by the Company or any of the other Company Releasees.

5. Confidentiality and Non-Disparagement.

As a condition of, and in consideration for, the payment and other benefits Employee is to receive herein, Employee agrees that:

(a) Subject to Section 7 of this Agreement, neither Employee, nor Employee’s attorneys nor agents, will disclose, disseminate or publicize or cause or permit to be disclosed, disseminated or publicized, the fact of and the terms of this Agreement, directly or indirectly, to any person, corporation, association or governmental agency, except for Employee’s attorney, or accountant or for the purposes of enforcing this Agreement. The attorney and/or accountant to whom this Agreement is disclosed are also bound by this confidentiality provision.

(b) Subject to Section 7 of this Agreement, Employee will neither orally nor in writing make defamatory or otherwise injurious statements concerning the Company or Employee’s engagement with the Company, or about the Company’s officers, directors, shareholders, its successors, to any current or future employee, vendor or potential vendor, and any client or potential client of the Company.

(c) This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with applicable law or regulation or a valid court order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(d) Nothing in this Section 5 or in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

6. Cooperation.

Except as otherwise required by law, Employee acknowledges and agrees that Employee will cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Employee, by virtue of Employee’s engagement with the Company, has relevant knowledge or information.

7. Protected Rights; Limited Trade Secret Immunity.

(a) Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the SEC or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or prevents Employee from providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Employee’s ability to communicate with the SEC or any other Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.

(b) Employee acknowledges that Employee has been notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8. No Enforcement of Post-Employment Restrictive Covenants in Sections 8.2 and 8.3 of the Employment Agreement.

Employee and the Company hereby agree that the post-employment restrictive covenants in Sections 8.2 and 8.3 of the Employment Agreement are void and that the Company shall not take any measures to enforce them. Employee acknowledges that Employee has not suffered any damages as a result of the inclusion of Sections 8.2 and 8.3 in Employment Agreement and hereby releases the Company from any and all claims he or she might have against the Company based on, or in any way arising out of, Sections 8.2 and 8.3 of the Employment Agreement, including, without limitation, any claims under California Business & Professions Code section 16600, 16600.1, and 16600.5. This Section shall not be construed to limit or abridge in any way Employee’s general release of claims against the Company in Section 2 of this Agreement.

9. Return of Company Property.

Employee agrees that no later than upon the termination of the Transition and Consulting Agreement, Employee will return to the Company all property of the Company, including, but not limited to, all files, customer and prospective customer lists, laptops, computers, management reports, drawings, memoranda, forms, financial data and reports, and all other documents obtained or created by Employee in connection with Employee’s engagement with Company (including all copies of the foregoing, and including all Employee’s engagement records and other materials of or relating to the Company or its customers) in Employee’s possession or control, and all of the equipment and other materials of the Company in Employee’s possession or under Employee’s control (including but not limited to any credit cards, telephones, office equipment, software or similar items), and any and all other proprietary data or objects acquired through the Employee’s engagement with the Company. Employee acknowledges and agrees that all documents, data, e-mails or other communications or information whether residing on the Company’s systems, servers or computers or otherwise, or which Employee created or received on behalf of the Company, are the Company’s property, and that Employee has not and shall not take, copy, destroy, delete or in any way negatively affect or compromise any such document, data, e-mail or other communication or information.

10. Severability.

If a court of competent jurisdiction or arbitrator adjudicates any covenant or obligation under this Agreement void or unenforceable, then the Parties intend that the court or arbitrator modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the Parties intend that the court or arbitrator sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

11. Entire Agreement.

Employee and the Company acknowledge and agree that this Agreement, together with Schedule I attached hereto, constitutes the entire agreement relating to the subject matter hereof and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, arrangements, or negotiations between them relating to the subject matter hereof.

12. Construction.

In any construction of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

13. Modification.

Subject to Sections 10 and 12 above, no provision of this Agreement may be changed, altered, modified, or amended except in writing signed by Employee and a duly-authorized representative of the Company, which writing shall specifically reference this Agreement and the provision that the Parties intend to change, alter, modify, or amend.

14. Attorneys’ Fees, Costs and Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

15. Third-Party Beneficiaries.

The Parties acknowledge and agree that all of the Company Releasees shall be third-party beneficiaries of this Agreement.

16. Counterparts Acceptable.

This Agreement may be executed in counterparts, and when each party has signed and delivered one such counterpart to the other Parties hereto, each counterpart shall be deemed an original and taken together shall constitute one and the same agreement, which shall be binding and effective as to each of the Parties. The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.

17. Applicable Law.

This Agreement shall be governed and construed in accordance with the laws of the State of California, irrespective of its choice-of-law rules.

18. Successors and Assignees of the Company and Other Company Releasees.

This Agreement shall be assignable by the Company in its sole discretion and inure to the benefit of the Company and its successors and assigns and all other Company Releasees. This Agreement may not be assigned by Employee and any such attempted or purported assignment shall be null and void.

19. Headings and Captions.

The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

20. Waiver.

The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

21. Knowing and Voluntary Agreement.

This General Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and its implementing regulations. By signing this Agreement, Employee acknowledges and confirms that: (i) Employee has read and understood this Agreement; (ii) by this Agreement, Employee has been advised in writing of Employee’s right to consult with an attorney of Employee’s choice, before signing this Agreement; (iii) Employee knowingly, freely, and voluntarily agree to all of the terms and conditions in this Agreement, including, without limitation, the General Release; (iv) Employee has received good and valuable consideration for signing this Agreement, which is in addition to anything of value Employee was otherwise entitled to receive; (v) Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with counsel; (vi) Employee has seven (7) days after signing this Agreement to revoke the release in this Section by delivering a notice of revocation to the General Counsel at the Company before the end of this seven-day period; and (vii) Employee understands that the General Release does not apply to rights and claims that may arise after Employee signs this Agreement. This Agreement is not effective until the revocation period has expired. In the event Employee does not exercise Employee’s right to revoke this Agreement, the Agreement shall become effective on the eighth (8th) calendar day immediately following the seven-day revocation period described above (“Effective Date”).

22. Notices.

All notices and all other communications that are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when: (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via email to the recipient, in each case as follows:

If to the Company:	Crinetics Pharmaceuticals, Inc. General Counsel 6055 Lusk Blvd San Diego, CA 92121 E-mail: gadams@crinetics.com Attention: Garlan Adams Cc: Adriana Cabre

If to Employee:	To Employee’s last known address on file with the Company,

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

23. Tax Withholding.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling. Employee acknowledges that he has not relied on any statements or representations by the Company with respect to the tax treatment of the payments described in this Agreement. Employee is solely responsible for all tax reporting obligations and Employee agrees to pay all local, state, and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Employee, if any, in connection with any payments provided to Employee pursuant to this Agreement.

24. Section 409A.

Payments pursuant to this Separation Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Separation Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision of this Separation Agreement, payments provided under this Separation Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Separation Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. Any payments to be made under this Separation Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

25. Employee’s Understanding.

Employee acknowledges and agrees that Employee has read and fully understands the contents and the effect of this Agreement. Employee represents and warrants that Employee has had a reasonable opportunity to seek the advice of an attorney as to such content and effect. Employee accepts each and every term, provision, and condition of this agreement, and does so voluntarily and with full knowledge and understanding of its contents, nature, and effect.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE DOES SO VOLUNTARILY AFTER CONSULTING WITH HIS OR HER COUNSEL AND CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

JAMES HASSARD

/s/ James Hassard

Date:	10-Oct-2024

CRINETICS PHARMACEUTICALS, INC.

By:	/s/ R. Scott Struthers
R. Scott Struthers
Chief Executive Officer

Date:	10-Oct-2024

Schedule I

Summary of Equity Awards Outstanding as of January 15, 2025

Grant	Type	Granted	Already Vested as of October 14, 2024	Additional Vesting as of 1/15/2025	Total Forfeited as 1/15/25	Total Vested as of 1/15/25
03/01/2023 2018 RSU	RSU	14,000	3,500	0	10,500	3,500
03/01/2024 2018 RSU	RSU	17,000	0	0	17,000	0
03/10/2022 21IP NQSO	Nonqualified Stock Option	160,000	103,333	10,000	46,667	113,333
03/01/2023 2018 ISO	Incentive Stock Option	24,443	9,333	1,273	13,837	10,606
03/01/2023 2018 NQSO	Nonqualified Stock Option	40,807	16,495	2,805	21,507	19,300
03/04/2024 2018 ISO	Incentive Stock Option	2,755	0	0	2,755	0
03/04/2024 2018 NQSO	Nonqualified Stock Option	60,245	9,187	3,938	47,120	13,125